NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Aglaia Pikounis
October 30, 2017	617-292-9746
aglaia.pikounis@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2017
THIRD QUARTER RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited third quarter financial results for 2017, reporting net income of $45.6 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending September 30, 2017, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 4.33 percent, the approximate daily average three-month LIBOR yield for the third quarter of 2017 plus 300 basis points. The dividend, based on average stock outstanding for the third quarter of 2017, will be paid on November 2, 2017.

"Earnings were solid in the third quarter due to strong net interest income driven by an improved net interest spread and an increase in average earning assets. The balance sheet of the Bank remains strong, allowing the continued payment of an attractive dividend of three-month LIBOR plus 300 basis points," said President and Chief Executive Officer Edward A. Hjerpe III. "In addition, we are pleased to note that as of mid-October, the Bank has disbursed more than $36 million in Jobs for New England advances this year, including more than $4.4 million in subsidies, to members in support of job creation and preservation throughout the region."

Third Quarter 2017 Operating Highlights

Net income for the quarter ending September 30, 2017, was $45.6 million, compared with net income of $36.6 million for the same period in 2016. The increase was primarily due to an increase of $6.2 million in net interest income after provision for credit losses, and a $1.9 million reduction in losses on derivatives and hedging activities. These results led to a $5.1 million contribution to the Bank's Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the three months ended September 30, 2017, was $71.1 million, compared with $64.9 million for the same period in 2016. The $6.2 million increase in net interest income after provision for credit losses was primarily attributable to higher interest rates, a two basis point increase in the Bank's net interest spread and an increase of $133.0 million in average earning assets, which increased from $57.9 billion for the three months ended September 30, 2016, to $58.1 billion for the three months ended September 30, 2017.

September 30, 2017 Balance-Sheet Highlights

Total assets decreased $570.1 million, or 0.9 percent, to $61.0 billion at September 30, 2017, from $61.5 billion at year-end 2016. During the nine months ended September 30, 2017, advances decreased $1.6 billion, or 4.2 percent, to $37.5 billion, compared with $39.1 billion at year-end 2016. The decrease in advances was primarily in variable-rate advances and fixed-rate putable advances.

Total investments were $19.3 billion at September 30, 2017, up $1.3 billion from the prior year-end total of $18.0 billion. The retained portfolio of mortgage loans totaled $3.9 billion at September 30, 2017, an increase of $248.9 million from year-end 2016.

GAAP capital at September 30, 2017, was $3.2 billion, a decrease of $17.2 million from year-end 2016. Capital stock decreased by $138.7 million due to excess stock repurchases of $861.4 million and transfers to mandatorily redeemable stock of $8.7 million. These decreases were offset by the issuance of $731.4 million of capital stock to support advances borrowings by certain members during the nine-month period. Total retained earnings grew to $1.3 billion, an increase of $48.3 million, or 4.0 percent, from December 31, 2016. Of this amount, restricted retained earnings totaled $253.8 million at September 30, 2017. Accumulated other comprehensive loss totaled $310.3 million at September 30, 2017, an improvement of $73.2 million, or 19.1 percent, from December 31, 2016.

The Bank was in compliance with all regulatory capital ratios at September 30, 2017, and in the most recent information available was classified as “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at June 30, 2017.(1)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	9/30/2017	6/30/2017	12/31/2016
ASSETS
Advances	$37,467,404	$38,427,616	$39,099,339
Investments (2)	19,340,597	18,142,252	18,031,331
Mortgage loans held for portfolio, net	3,942,776	3,804,581	3,693,894
Other assets	224,678	379,798	721,022
Total assets	$60,975,455	$60,754,247	$61,545,586

LIABILITIES
Consolidated obligations, net	$56,540,357	$56,383,953	$57,225,398
Deposits	492,631	469,173	482,163
Mandatorily redeemable capital stock	36,042	37,380	32,687
Other liabilities	678,809	530,230	560,560

CAPITAL
Class B capital stock	2,272,648	2,408,647	2,411,306
Retained earnings - unrestricted	1,011,532	1,000,694	987,711
Retained earnings - restricted (3)	253,750	244,631	229,275
Total retained earnings	1,265,282	1,245,325	1,216,986
Accumulated other comprehensive loss	(310,314)	(320,461)	(383,514)
Total capital	3,227,616	3,333,511	3,244,778
Total liabilities and capital	$60,975,455	$60,754,247	$61,545,586

Total regulatory capital-to-assets ratio	5.9%	6.1%	5.9%
Ratio of market value of equity (MVE) to par value of capital stock (4)	155%	151%	148%
Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	9/30/2017	6/30/20017	9/30/2016	9/30/2017	9/30/2016

Total interest income	$246,824	$224,227	$174,879	$670,142	$512,439
Total interest expense	175,715	160,407	110,100	472,709	336,977
Net interest income	71,109	63,820	64,779	197,433	175,462
Net interest income after provision for credit losses	71,081	63,945	64,873	197,581	175,656
Net other-than-temporary impairment losses on investment securities recognized in income	(432)	(568)	(371)	(1,418)	(2,721)
Litigation settlements	—	—	—	—	19,584
Other income (loss)	1,028	1,020	(3,072)	2,475	(7,849)
Operating expense	17,212	15,890	16,188	49,824	47,685
Other expense	3,760	4,707	4,585	12,719	10,710
AHP assessment	5,110	4,418	4,099	13,720	12,731
Net income	$45,595	$39,382	$36,558	$122,375	$113,544

Performance Ratios: (5)
Return on average assets	0.31%	0.26%	0.25%	0.28%	0.26%
Return on average equity (6)	5.64%	4.74%	4.55%	4.98%	4.84%
Net interest spread	0.41%	0.36%	0.39%	0.38%	0.35%
Net interest margin	0.49%	0.43%	0.45%	0.45%	0.40%

(1)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 24, 2017 (the 2016 Annual Report).

(2)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(3)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20 percent of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2016 Annual Report.

(4)
MVE equals the difference between the estimated market value of assets and the estimated market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2016 Annual Report.

(5)	Yields for quarterly periods are annualized.

(6)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” "continued," and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, future excess stock repurchases, and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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